Exhibit 99.1

Upstart Announces Proposed Private Offering of $425,000,000 of Convertible Senior Notes Due 2030

November 12, 2024

SAN MATEO, Calif.—(BUSINESS WIRE)—November 12, 2024— Upstart Holdings, Inc. (NASDAQ: UPST) today announced its intention to offer, subject to market conditions and other factors, $425,000,000 aggregate principal amount of Convertible Senior Notes due 2030 (the “notes”) in a private offering (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Upstart also expects to grant the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date the notes are first issued, up to an additional $75,000,000 aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Upstart, and will bear interest payable semi-annually in arrears. The notes will mature on November 15, 2030, unless earlier converted, repurchased or redeemed. The notes will be convertible into cash, shares of Upstart’s common stock, or a combination thereof, at Upstart’s election. The interest rate, initial conversion rate, and other terms of the notes will be determined at the time of pricing of the offering.

Upstart intends to use the net proceeds from the offering for general corporate purposes, which may include the repayment or the retirement of existing debt.

The notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of Upstart’s common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Investors

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